Exhibit 10.4

FOURTH AMENDMENT

TO

CHICAGO MERCANTILE EXCHANGE

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

By virtue and in exercise of the amending authority reserved to the Chicago Mercantile Exchange Inc. (the “Company”), as successor by merger to the Chicago Mercantile Exchange, by the provisions of subsection 5.2 of the Chicago Mercantile Exchange Supplemental Executive Retirement Plan (the “Plan”), the Plan is amended in the following particulars:

1. By changing the name of the Plan to “Chicago Mercantile Exchange Inc. Supplemental Executive Retirement Plan” where the name of the Plan appears on the title page and immediately preceding Section 1 of the Plan, effective as of November 13, 2000.

2. By substituting the following for subsection 1.1 of the Plan, effective as of November 13, 2000:

“1.1. History, Purpose and Effective Date. Chicago Mercantile Exchange Supplemental Executive Retirement Plan (the ‘Plan’) was established, effective as of January 1, 1993 (the ‘Effective Date’) by Chicago Mercantile Exchange, an Illinois not-for-profit corporation (‘CME’), to provide its eligible key management employees with an opportunity to receive additional retirement income. Pursuant to a series of demutualization transactions and an agreement and plan of merger, effective as of November 13, 2000, Chicago Mercantile Exchange Inc., a shareholder-owned, for-profit Delaware corporation (the ‘Exchange’) succeeded to the assets, liabilities and business of CME and to the power, authority and responsibility of CME under and with respect to the Plan. Effective as of December 3, 2001, pursuant to a further corporate reorganization, the Exchange became a wholly-owned subsidiary of Chicago Mercantile Exchange Holdings Inc. (‘CME Holdings’). The Plan is intended to constitute a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of section 201(2), 301(a)(3) and 401(a)(l) of the Employee Retirement Income Security Act of 1974, as amended (‘ERISA’).”

3. By substituting the following for subsection 1.11 of the Plan, effective as of October 1, 2003:

“1.11. Action by Exchange. Any action required or permitted to be taken by the Exchange shall be by resolution of its Board of Directors, by a duly authorized officer of the Exchange, by a duly authorized committee or other duly authorized person or persons. Notwithstanding the preceding sentence, the Board of Directors of the Exchange has delegated to the Compensation Committee (‘Compensation Committee’) of the Board of Directors of CME Holdings the authority to take any action required or permitted to be taken by the Exchange under the Plan. Unless earlier revoked by resolution of the Board of Directors of the Exchange, the foregoing delegation of authority to the Compensation Committee shall be revoked, without the necessity of further action by the Board of Directors of the Exchange, if and when the Exchange ceases to be a wholly-owned subsidiary of CME Holdings.”

4. By substituting the following for subsection 3.2 of the Plan, effective as of October 1, 2003:

“3.2. Deferred Compensation Credits. Unless otherwise determined by the Compensation Committee, for each Plan Year beginning on or after January 1, 2003, 3 percent of each Participant’s base earnings and bonus paid in such Plan Year shall be awarded as Deferred Compensation Credits. The amount of Deferred Compensation Credits awarded to a Participant for any such Plan Year shall be credited to his Account as of the first business day of the next following Plan Year.”

5. By substituting the following for subsection 4.1 of the Plan, effective as of October 1, 2003:

“4.1. Vesting. A Participant’s vested interest in his Account shall be determined as follows:”

(a)	A Participant shall have at all times a fully vested and nonforfeitable interest in (i) the amount of any Deferred Compensation Credits credited to the Participant’s Account as of December 31,1996, and (ii) any assumed investment adjustment theretofore or thereafter credited with respect to such Deferred Compensation Credits under subsection 3.3.

(b)	A Participant shall have a fully vested and nonforfeitable interest in the amount of any Deferred Compensation Credits credited to the Participant’s Account in accordance with subsection 3.2 as of the first business day of any Plan Year beginning on or after January 1, 2004 (and any assumed investment adjustments thereon) upon completion of five Years of Vesting Service (as described below).

(c)	A Participant shall have a fully vested and nonforfeitable interest in the amount of any Deferred Compensation Credits credited to the Participant’s Account in accordance with subsection 3.2 as of the first business day of any Plan Year beginning on or after January 1, 1997 and before January 1, 2004 (“Post-1996 Credits”), and any assumed investment adjustments thereon, as of December 10th of the fourth Plan Year following the Plan Year as of which such Deferred Compensation Credits are credited to the Participant’s Account. Prior thereto, the amount of any Post-1996 Credits (and any assumed investment adjustments thereon) shall be vested and nonforfeitable as of December 10th of the Plan Year that follows the Plan Year as of which such Post-1996 Credits were credited to the Participant’s Account by the number of Plan Years determined in accordance with the following schedule:

Number of Plan Years following the Plan Year as of which the Post-1996 Credits were credited to his Account	The vested percentage shall be
Three Plan Years	66 2/3%
Two Plan Years	33 1/3%
One Plan Year	0%

A Participant’s Years of Vesting Service as of any date shall be equal to the number of full and partial years of service credited to the Participant for vesting purposes as of such date under the provisions of the Pension Plan for Employees of the Chicago Mercantile Exchange Inc. (the ‘Pension Plan’) or, in the case of a Participant who is not eligible to participate in the Pension Plan, the number of full and partial years of service that would be credited to the Participant for vesting purposes under the Pension Plan as of such date if the Participant were eligible to participate in the Pension Plan.”

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CERTIFICATION OF CORPORATE SECRETARY

The undersigned Secretary of the Chicago Mercantile Exchange Inc. (the “Company”) hereby certifies that the foregoing is a true and correct copy of an amendment adopted by resolution of the Company’s Board of Directors on December 16, 2003.

By	/s/ Kathleen M. Cronin
Secretary as Aforesaid

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